EMPLOYMENT AGREEMENT


This Employment Agreement dated as of the 6th day of November 1997, between ASPAC Communications, Inc., a California corporation ("Employer"), and Marc Mayeres ("Executive").

WITNESSETH:

     1.  TERM.

     Employer hereby employs Executive and Executive hereby accepts employment on the terms and conditions hereinafter set forth. Subject to the provisions of Section 7 hereof, the term of this Agreement shall be of six (6) months, commencing on the date that the company is approved for public trading by SEC or ninety (90) days after signing this Agreement whichever comes first
(the "Commencing Date").

     2.  DUTIES.
 Executive agrees to serve Employer as Executive President and in such capacity Executive agrees to render his services to the best of his ability. Executive will report to the Chairman of the Board of the Company. During the term of this Agreement, Executive will devote his full time and attention to, and use his best efforts to advance, the business and welfare of Employer subject to the direction and control of the Board of Directors.

    3.  CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE. (a)
Executive hereby agrees that, during the term of this Agreement and thereafter, he will not disclose to any person, or otherwise use or exploit any of the proprietary or confidential information or knowledge, including without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer, its business, properties or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement.

     (b)Upon termination of employment Executive will deliver to Employer all processes, records of research, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Executive in connection with his employment by Employer.

    (c) During the term of this Agreement, Executive agrees that he will:
(i) neither authorize his name to be used by, (ii) nor engage in or carry on, directly or indirectly, for himself as a member of a partnership or as a stock-holder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation having assets in excess of $10,000,000), investor, officer, or director of a corporation
(other than Employer, or any parent, subsidiary, affiliate or successor of Employer), or as an employee, agent, associate, or consultant of any person, partnership, corporation or other business entity, in competition with any business carried on, directly or indirectly, by Employer prior to the date hereof or hereafter conducted, directly or indirectly, by Employer during the term of this Agreement, in any country where business is then carried on or conducted by Employer.

    (d) Executive agrees that the remedy at law for any breach by him or any of the covenants and agreements set forth in this Section 3 will inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

    (e)The parties hereto intend that the covenants and agreements contained in this Section 3 shall be deemed to include a series of separate covenants and agreements. If in any judicial proceeding a court shall refuse to enforce all of the separate covenants deemed included in such action, then such unenforce-able covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

     4.  COMPENSATION.

      4.1     Salary.
Under this Agreement, Executive will be paid Seven Thousand Dollars ($7,000.00) per month, from which Three Thousand Five Hundred Dollars ($3,500.00) will be payable monthly subject to income tax withholdings and other payroll deductions as customary in respect of Employer's salaried employees in general, and the remaining Three Thousand Five Hundred Dollars ($3,500.00) will be accrued and deferred until the Employer completes the first offering.

       4.2     Signing Bonus.
Upon execution of this Agreement, Executive shall receive a signing bonus of five-thousand dollars, ($5,000.00). In consideration for such signing bonus, Executive shall, at no charge to Employer, provide consulting services or work part-time for the employer up to the Commencing Date or sixty (60) days from signing of this Agreement, whichever comes first. If further consulting services are requested by Employer after sixty (60) days from signing of this Agreement and before the Commencing Date, Executive shall be paid Two Thousand Dollars ($2,000.00) per month for such services. Performance of said consult-ing services shall be premised upon reasonable notice of the need for such services, and shall not exceed twenty (20) hours per week.

      4.3     Medical Insurance.
During the term of this Agreement Employer shall furnish Executive with the same medical and hospital insurance furnished to other employees of Employer.

      4.4     Continuing Employment.
If both Employer and Executive wish to continue the employment at the end of this Agreement, both party shall sign a new contract with which Executive shall be paid $100,000.00 annually with the same vacation, bonus, medical insurance, stock options and other benefits provided to other executives of the Employer.

     5.  EXPENSES.
Employer will pay or reimburse Executive for such reasonable travel, entertain-ment, or other expenses as he may incur at the request of Employer during the term of this Agreement in connection with the performance of his duties hereunder. Executive shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request.

     6.  DEATH OR TOTAL DISABILITY OF EXECUTIVE.
If Executive dies, or becomes totally disabled (for a period of more than six (6) consecutive weeks), during the term of this Agreement, Executive's employment under this Agreement shall automatically terminate and all of Executive's benefits and all payments to Executive under this Agreement shall immediately terminate.

     7.  TERMINATION FOR CAUSE.
Executive's employment under this Agreement may be terminated by Employer for "good cause." The term "good cause" is defined as any one or more of the following occurrences:

 (a)Executive's breach of any of the covenants contained in Section 3 of this Agreement;

(b)Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

(c)Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof upon Employer;

(d)Executive's continuing failure or refusal to perform his duties as required by this Agreement;

(e)Gross negligence, insubordination, material violation by Executive of any duty of loyalty to Employer or any other material misconduct on the part of Executive; or

(f)Executive's commission of any act which is detrimental to Employer's business or goodwill.

     8.     MISCELLANEOUS.

     8.1     Modification and Waiver of Breach.
No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar of dissimilar nature.

    8.2     Complete Agreement.
This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commit-ments, writings, and understandings.

     8.3     Legal Fees.
If any legal action, arbitration or other proceeding is brought for the enforce-ment of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     8.4     Assignment.
This Agreement may not be assigned in any manner whatsoever.

IN WITNESS WHEROF: the undersigned have executed this Agreement on the day and year first above written.


EXECUTIVE:                              EMPLOYER:
                                        ASPAC COMMUNICATIONS, INC.


/s/ Marc Mayeres                        /s/ Amy Ming Zhang
                                        Secretary
Address of Executive:

30902 Clubhouse Dr. #44F
Laguana Niguel, CA 92677